Securities and Exchange Commission,

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Boston Financial Qualified Housing Tax Credits L.P. IV

(Name of Issuer)

Limited Partnership Units

(Title of Class of Securities)

Not Applicable

(CUSIP Number)

Scott M. Herpich

LATHROP & GAGE L.C.

2345 Grand Avenue, Suite 2800

Kansas City, Missouri 64108-2684

(816) 292-2000

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

03/22/06

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. 

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Everest Housing Investors 2, LP

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
WC

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
California.

Number of Shares	(7)	Sole Voting Power	4,279 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	4,279 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) PN

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Everest Properties, Inc.

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
WC

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
California.

Number of Shares	(7)	Sole Voting Power	4,279 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	4,279 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) CO

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
McDowell Investments, L.P.

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
WC

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
Missouri.

Number of Shares	(7)	Sole Voting Power	730 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	730 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) PN

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
MGM Holdings, LLC

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
WC

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
Missouri.

Number of Shares	(7)	Sole Voting Power	730 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	730 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) OO

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Bond Purchase, L.L.C.

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
WC; BK

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
Missouri.

Number of Shares	(7)	Sole Voting Power	10,818.5 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	10,818.5 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) OO

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Park G.P., Inc.

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
WC

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
Missouri.

Number of Shares	(7)	Sole Voting Power	55 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	55 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) CO

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Paco Development, L.L.C.

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
WC

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
Missouri.

Number of Shares	(7)	Sole Voting Power	1,514 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	1,514 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) OO

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Anise, L.L.C.

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
WC

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
Missouri.

Number of Shares	(7)	Sole Voting Power	3,134 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	3,134 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) OO

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
SLCas, L.L.C.

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
AF

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
Missouri.

Number of Shares	(7)	Sole Voting Power	1,569 Units
Beneficially
Owned by Each	(8)	Shared Voting Power
Reporting
Person	(9)	Sole Dispositive Power	1,569 Units
With
	(10)	Shared Dispositive Power

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) OO

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
David L. Johnson

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
AF

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
United States.

Number of Shares	(7)	Sole Voting Power
Beneficially
Owned by Each	(8)	Shared Voting Power	12,387.5 Units
Reporting
Person	(9)	Sole Dispositive Power
With
	(10)	Shared Dispositive Power	12,387.5 Units

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) IN

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Sandra L. Castetter

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
AF

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
United States.

Number of Shares	(7)	Sole Voting Power
Beneficially
Owned by Each	(8)	Shared Voting Power	12,387.5 Units
Reporting
Person	(9)	Sole Dispositive Power
With
	(10)	Shared Dispositive Power	12,387.5 Units

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) IN

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Christopher J. Garlich Trust

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
AF

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
United States.

Number of Shares	(7)	Sole Voting Power
Beneficially
Owned by Each	(8)	Shared Voting Power	3,134 Units
Reporting
Person	(9)	Sole Dispositive Power
With
	(10)	Shared Dispositive Power	3,134 Units

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) IN

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Christopher J. Garlich, as trustee of the Christopher J. Garlich Trust

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
AF

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
United States.

Number of Shares	(7)	Sole Voting Power
Beneficially
Owned by Each	(8)	Shared Voting Power	3,134 Units
Reporting
Person	(9)	Sole Dispositive Power
With
	(10)	Shared Dispositive Power	3,134 Units

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) IN

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Jose L. Evans

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
AF

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
United States.

Number of Shares	(7)	Sole Voting Power	25 Units
Beneficially
Owned by Each	(8)	Shared Voting Power	3,134 Units
Reporting
Person	(9)	Sole Dispositive Power	25 Units
With
	(10)	Shared Dispositive Power	3,134 Units

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) IN

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

(1) Names of reporting Persons; I.R.S. Identification Nos. of Above Persons (entities only)
Denise Evans

(2) Check the appropriate box if a member of a Group (See Instructions)
(a) ☒
(b) ☐

(3) SEC Use Only

(4) Source of Funds (See Instructions)
AF

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) 

(6) Citizenship or Place of Organization
United States.

Number of Shares	(7)	Sole Voting Power
Beneficially
Owned by Each	(8)	Shared Voting Power	3,134 Units
Reporting
Person	(9)	Sole Dispositive Power
With
	(10)	Shared Dispositive Power	3,134 Units

(11) Aggregate Amount Beneficially Owned by Each Reporting Person
			20,555.5 Units *

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13) Percent of Class Represented by Amount in Row (11)			30.2% *

(14) Type of Reporting Person (See Instructions) IN

* By virtue of the Reporting Persons being a group, each member of the group is deemed to beneficially own all the Units held by other members of the group. However, unless otherwise provided, each Reporting Person disclaims any indirect beneficial ownership of Units owned by other individual members of the group except as resulting solely from the existence of the group.

This Amendment No. 3 ("Amendment No. 3") to the statement on Schedule 13D relates to units of limited partnership interests ("Units") of Boston Financial Qualified Housing Tax Credits L.P. IV, a Massachusetts limited partnership (the "Issuer"). The principal executive offices of the Issuer are located at 101 Arch Street, Boston, Massachusetts 02110.

Except as specifically provided herein, this Amendment No. 3 does not modify any of the information previously reported on the original statement on Schedule 13D.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The following paragraph is added after the last paragraph in Item 6:

The Partnership’s managing general partner, Arch Street VIII, Inc. (the “General Partner”), is seeking limited partner approval to liquidate the assets of the Partnership and wind up its affairs, which the General Partner estimates will take 24 months from the date of receiving approval. Each of the Reporting Persons have indicated that they intend to vote against the proposed liquidating sales.

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Everest Housing Investors 2, LP

By: Everest Properties, Inc.
General Partner

By: /s/ Christopher K. Davis___________
Christopher K. Davis, V.P. & General
Counsel

Dated: March 24, 2006

Everest Properties, Inc.

By: /s/ Christopher K. Davis___________
Christopher K. Davis, V.P. & General Counsel

Dated: March 24, 2006

McDowell Investments, L.P.

By: MGM Holdings, LLC
General Partner

By: /s/ Kevan D. Acord_______________
Kevan D. Acord, Manager

Dated: March 24, 2006

MGM Holdings, LLC

By: /s/ Kevan D. Acord_______________

Dated: March 24, 2006

BOND PURCHASE, L.L.C.

By: /s/ David L. Johnson__________

Dated: March 24, 2006

Park G.P., Inc.

By: /s/ DeAnn Duffield_______________
DeAnn Duffield, President

Dated: March 24, 2006

Paco Development, L.L.C.

By: /s/ DeAnn Duffield_______________
DeAnn Duffield, Manager

Dated: March 24, 2006

Anise, L.L.C.

By: /s/ Erik Lund____________________
Erik Lund, Manager

Dated: March 24, 2006

SLCas, L.L.C.

By: /s/ DeAnn Duffield_______________
DeAnn Duffield, Manager

Dated: March 24, 2006

By: /s/ David L. Johnson______________
David L. Johnson

Dated: March 24, 2006

By: /s/ Sandra L. Castetter_____________
Sandra L. Castetter

Dated: March 24, 2006

Christopher J. Garlich Trust

By: /s/ Christopher J. Garlich___________
Christopher J. Garlich, Trustee

Dated: March 24, 2006

/s/ Christopher J. Garlich____________________
Christopher J. Garlich, as sole trustee of the Christopher
J. Garlich Trust

Dated: March 24, 2006

/s/ Jose L. Evans___________________________
Jose L. Evans

Dated: March 24, 2006

/s/ Denise Evans___________________________
Denise Evans

Dated: March 24, 2006